Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Other Service Providers”, “Independent Registered Public Accounting Firms”, “Appendix A: Representations and Warranties”, and “Appendix C: Financial Highlights” in the Combined Proxy Statement and Prospectus and to the incorporation by reference of our report dated October 28, 2016, on the financial statements of Direxion Hilton Tactical Income Fund as included in the Annual Report to Shareholders for the year ended August 31, 2016, in this Registration Statement of Direxion Funds on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 5, 2017